Exhibit 4.14(1)

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED AT THE APPROPRIATE PLACES WITH FIVE ASTERISKS [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL

TRAFIGURA

TRAFIGURA CANADA GENERAL PARTNERSHIP

DEVON TOWER, 3450,4003 AVENUE SW CALGARY, ABTIP 4H2

This Amended and Restated Confirmation and the attached “General Terms - Crude Oil Purchase Sale Agreement - Wellhead” forms an agreement (the “Agreement”) whereby Buyer agrees to purchase and accept and Seller agrees to sell and deliver under the following terms and conditions:

BUYER:	Trafigura Canada General Partnership
SELLER:	Greenfire Acquisition Corporation, or any successor in interest thereto, including as a result of the proposed amalgamation of HE Acquisition Corporation with Greenfire Acquisition Corporation and Japan Canada Oil Sands Limited.
QUANTITY:	100% of monthly produced volumes from Seller’s operations from the Hangingstone plant as further described in Appendix A (the “Plant”).
QUALITY:	Bitumen (Average Density 1,013.7 kg, Sulphur 4.89%, Tan 2.217 kOH/g) Quality must meet third party pipeline/terminal specifications as specified by Buyer from time to time.
TERM:	April 1, 2021 to the earlier of: (a) April 1, 2024; and (b) in the event of a default (as contemplated by Section 4 of the attached General Terms) on the Early Termination Date as therein defined; provided that if at the Early Termination Date Buyer has provided, or agreed to provide, credit to Seller or an affiliate thereof, or Seller or an affiliate thereof otherwise has any Obligations[1] to Buyer, then the Early Termination Date shall automatically be extended to the first date thereafter on which Buyer no longer provides, nor has agreed to provide, credit to Seller or any affiliate thereof and any and all Obligations of Seller or affiliate thereof to Buyer have been repaid in full on the terms and conditions thereof.

[1]	“Obligations” means all present and future obligations, liabilities and indebtedness (absolute or contingent, matured or otherwise), including without limitation all present and future obligations, liabilities or indebtedness (absolute or contingent, matured or otherwise) under any agreement between Buyer and Seller, and including without limitation the principal of, and all interest, fees, legal and other costs, charges and expenses owing or payable on or in respect of, any agreement to provide credit, whether from time to time reduced and thereafter increased or entirely extinguished and thereafter incurred again.

DELIVERY POINT:	The applicable “injection point” set out in Appendix A.
PURCHASE PRICE:	The Purchase Price for sales in any month shall be the weighted average of all sales to third parties of the product in such month purchased by Buyer under this Agreement (“Greenfire Bitumen”); provided that Buyer and Seller may agree from time to time to fix the Purchase Price of future production on an arm’s length basis and on market terms to seek to protect Seller’s exposure to WTI and WCS prices. Purchase Price shall be adjusted for quality and shall be reduced to account for the costs of diluent, tariff(s)/terminal fee(s)/loss allowance and/or other transportation fees and costs incurred by Buyer to take delivery of product in such month and/or after taking delivery thereof at the Delivery Point and all costs associated with the remarketing of apportioned volumes of product turned back to Buyer.

The Purchase Price shall be further reduced by:

(a)	a marketing fee of [*****] (the “Base Fee”);

(b)	the Incentive Fee (as hereinafter defined), if applicable in respect of a given month;

(c)	the Royalty (as hereinafter defined), if applicable in respect of a given month; and

(d)	a performance fee of [*****] of that portion of the Purchase Price (before reduction pursuant to clauses (a), (b) and (c)) which exceeds a threshold WCS-related price to be negotiated between Buyer and Seller within 90 days of the date hereof, in each case on all barrels of Greenfire Bitumen purchased during the month.

For greater certainty, in the event the Purchase Price is, or would be, less than zero in any month, Seller shall be obligated to pay Buyer a positive amount equal to the difference between the Purchase Price and zero.

Buyer will use reasonable commercial efforts to obtain competitive pricing for Greenfire Bitumen.

INCENTIVE FEE AND ROYALTY:
Until the later of (i) 60 months after April 1, 2021 and(ii) the date when Buyer has purchased [*****] barrels from Seller, Buyer shall receive an incentive fee (“Incentive Fee”) based on the following revenue thresholds:

●	No fee payable if gross revenues for any given month is below [*****]

●	A fee of [*****] for any Excess Barrel-1 sold over [*****] but below [*****]

●	A fee of [*****] for any Excess Barrel-2 sold over [*****] but below [*****]

where

“Excess Barrel-1” = [The Lower of ([*****] AND Actual Revenue per month) - [*****]] / gross price per barrel sold for that month in CAD

“Excess Barrel-2” = [The Lower of ([*****] AND Actual Revenue per month) - [*****] / gross price per barrel sold for that month in CAD, and where Excess Barrel 1 and Excess Barrel 2 are not negative.

Commencing with October 1, 2021, Buyer shall receive a fee (the “Royalty”) of:

●	[*****] on any barrel of Greenfire Bitumen sold in a month during which the average WCS price was less than or equal to [*****].

●	[*****] on any barrel of Greenfire Bitumen sold in a month during which the average WCS price is in excess of [*****] but less than or equal to [*****].

●	[*****] on any barrel of Greenfire Bitumen sold in a month during which the average WCS price is in excess of [*****].

The Royalty, if then payable in the circumstances, shall be applicable until the earlier of:

(a) April 1, 2024, if the Term of this Agreement then ends;

(b) the Early Termination Date;

(c) 36 months from October 1, 2021; and

(d) the date upon which Buyer has received a total of [*****] (the “Cap”) in Royalty payments.

In the event of a Change of Control of Seller, Buyer shall be entitled to receive the net present value, computed at a discount rate of 8%, of the Base Fee, Incentive Fee and Royalty (subject to the Cap) it would have received under the Financial Model prevailing at the time of the Change of Control (the “Change of Control Fee”), provided that the Base Fee shall not be included in the Change of Control Fee to the extent that the acquiror pursuant to such Change of Control assumes the obligations of Seller under this Agreement.

For the purposes hereof, “Change of Control” and “Financial Model” each has the meaning ascribed thereto in the Facility[2]

[2]	For purposes of this Agreement, the “Facility” means the amended and restated credit agreement dated April 1, 2021 between Seller and Buyer.

PAYMENT:	Payable:

(a)	by Buyer to Seller where the Purchase Price is greater than zero, by wire in CAD funds on or before the 25th of the month following the month of delivery; and

(b)	by Seller to Buyer where the Purchase Price is less than zero, by wire in CAD funds on or before the 25th of the month following the month of delivery and against Buyer’s commercial invoice without any discount, withholding, offset, counterclaim or deduction whatsoever, and in either case converted to Canadian funds using the WM/Reuters daily settlements of the US/CAD exchange rate for the month of delivery.

SPECIAL PROVISIONS:

(a)	Delivery of the Greenfire Bitumen shall be made on FOB basis at the Delivery Point with the volume to be paid based on the volumes delivered and measured at the sales point (the “Sales Point”). Sales Point shall be the point at which Buyer sells the product to its third-party purchaser.

(b)	Any inventory volumes held at a third-party delivery location will be paid at the Purchase Price based on the month they shown on Buyer’s shippers balance or Buyer’s Books.

(c)	Trucking and transportation costs and charges from the Delivery Point to the Sales Point including but not limited to wait-time, fuel surcharges and chain ups shall be charged back to Seller.

(d)	Within 10 business days following the month of delivery, Buyer shall provide Seller a sales report that outlines in reasonable detail each sale and supporting details, including the volume delivered and the price of the product sold. The Buyer shall maintain books, accounts and records in reasonable detail that describe performance under this Agreement (the “Records”). Seller shall have the right, upon reasonable notice, to audit the Records. Each audit shall be conducted so as to cause minimum inconvenience to Buyer and be completed during normal business hours. This audit right shall extend from the date hereof until twelve (12) months following the Term or earlier termination of this Agreement.

(e)	Seller may assign this Agreement with the prior written consent of Buyer, which consent may not be unreasonably withheld or delayed and only to the extent that any assignee shall enter into an enforceable assignment and novation agreement with Buyer whereby the assignee shall agree to assume and be bound by all of the obligations of Seller hereunder. Under no circumstances will Buyer be required to recognize a partial assignment of this Agreement or to have a contractual relationship with more than one seller in respect of the subject matter hereof.

(f)	Buyer may assign all or any part of its interest in this Agreement to an affiliate without the prior written consent of Seller or to any other person with the prior written consent of Seller, which consent may not be unreasonably withheld or delayed.

MISCELLANEOUS:	In the event of a conflict or inconsistency between this Confirmation and the General Terms attached hereto, this Confirmation shall govern and prevail.
INVOICE CONTACT:	Invoicing Trafigura Phone: [XXXXX] Email: [XXXXX]

Dated this 17th day of September, 2021.

TRAFIGURA CANADA GENERAL PARTNERSHIP	GREENFIRE ACQUISITION CORPORATION
Contract#	Contract#
Per: Iain Singer Title:	Per: Title: CFO

This Confirmation and the attached “General Terms - Crude Oil Purchase Sale Agreement - Wellhead”, including without limitation the rights of set-off provided for therein are hereby acknowledged, agreed and consented to this 17th      day of September, 2021.

JAPAN CANADA Oil SANDS LIMITED
Per: Title: CFO

This Confirmation and the attached “General Terms - Crude Oil Purchase Sale Agreement - Wellhead”, including without limitation the rights of set-off provided for therein are hereby acknowledged, agreed and consented to this 17th day of September, 2021.

TRAFIGURA TRADING LLC
Per: Title:

Appendix A List of Facilities
Contract No.:
Facility Name	Legal Description	Injection Point	Effective Date	Volume	Units

Hanging Stone	084-11W4	[*****]	December 2020	[*****]	bbl’s per month
Hanging Stone	084-11W4	[*****]	December 2020	[*****]	bbl’s per month
Hanging Stone	084-11W4	[*****]	December 2020	[*****]	bbl’s per month
Hanging Stone	084-11W4	[*****]	December 2020	[*****]	bbl’s per month

GENERAL TERMS

CRUDE OIL PURCHASE AND SALE AGREEMENT

WELLHEAD

1. GENERAL TRANSACTION PROVISIONS:

(a)	purchase and sale: Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and deliver and Buyer agrees to purchase and accept the quantities of the product specified in the Confirmation (“Crude Oil”) during the Term for the Purchase Price. Delivery and acceptance of Crude Oil shall occur at the Delivery Point.

(b)	seller representations: Seller represents and warrants that, during the Term:

(i)	the Crude Oil delivered hereunder is at least of the quality noted in the Confirmation;

(ii)	prior to delivery and acceptance of the Crude Oil by the Buyer, the Crude Oil will be processed to such an extent that it complies with all requirements that the Buyer and the pipeline or other carriers receiving the Crude Oil on behalf of the Buyer at or immediately downstream of the Delivery Point (the “Carriers”) may prescribe from time to time, including for diluent, water, bottom sediment or other impurities and does not contain organic chlorides, oxygenated hydrocarbons or any other deleterious substances;

(iii)	it has full right and authority to sell and deliver the Crude Oil to the Buyer and receive payment therefor; and

(iv)	upon such sale and delivery, the Crude Oil is free of all liens, royalties, encumbrances or other adverse claims of any nature whatsoever.

(c)	seller covenants: Seller shall, during the Term:

(i)	provide to Buyer upon reasonable request, documentation and other material as may be required to evidence compliance with Section 1(b)(iii);

(ii)	hold the Crude Oil in appropriate storage facilities at or near the locations at which the bitumen is produced;

(iii)	not sell or otherwise transfer, dispose, encumber or permit the encumbrance of all or any part of the quantity of Crude Oil in favour of any other person or entity other than the Buyer without the express written consent of the Buyer;

(iv)	in the event that Seller sells or otherwise transfers, disposes, encumbers or permits the encumbrance of all or any part of the working or other interests set forth in Exhibit 1, only be released from its obligations under this Agreement to the extent that Buyer agrees in writing to release Seller from its obligations; and

(v)	in the event from time to time that Seller buys or otherwise acquires additional working or other interests in the lands set forth in Exhibit 1, sell and deliver to Buyer all Crude Oil produced from the bitumen produced from such lands and attributable to such additional interests on the terms and conditions set forth in this Agreement, except to the extent that Buyer advises Seller in writing that it does not wish to purchase and accept such Crude Oil on such terms and conditions.

(d)	title/risk/indemnity: Title to and all risk associated with the Crude Oil delivered by Seller hereunder (including risk of loss) passes to Buyer upon acceptance of the Crude Oil by Buyer or its Carrier at the Delivery Point and as between Seller and Buyer, Seller will have control and possession of the Crude Oil and be responsible for all damages or injury occurring and attributable to the Crude Oil before acceptance of the Crude Oil by Buyer or its Carrier at the Delivery Point and Buyer will have control and possession of the Crude Oil and be responsible for all damages or injury occurring and attributable to the Crude Oil upon and after acceptance of the Crude Oil by Buyer or its Carrier at the Delivery Point. Each party is liable to and agrees to indemnify and save harmless the other party against any costs or claims arising while the Crude Oil is in the indemnifying party’s control and possession, unless such costs or claims are due to the other party’s acts or omissions, including, without limitation, a breach of any term or condition of this Agreement.

(e)	quantity/delivery: The quantity of Crude Oil delivered shall be determined by use of tank tables or mutually acceptable industry automatic measuring equipment with adjustments to volume and density to 15°C and for compressibilny and shrinkage as well as deductions for bottom sediment and water. Measurements may be witnessed by representatives of the Buyer and Seller. For pricing purposes, Crude Oil shall be deemed to be delivered in equal daily quantities during each month that delivery occurs. A delivery ticket signed by Buyer and Seller (or their representatives) shall, absent manifest error, conclusively evidence the relevant measurements.

(f)	non-compliance indemnity: If any representation or warranty made by Seller in Section 1(b) is or becomes false or misleading or if Seller breaches any covenant made in Section 1(c) (a “Non-Compliance”), Seller will be liable for and agrees to indemnify and save harmless Buyer against any costs, expenses, damages, claims, demands, penalties and other liabilities (including, reasonable legal fees) associated with such Non-Compliance. In addition, the Buyer may, without prejudice to any of its other remedies, exercise any combination of the following remedies:

(i)	return any non-complying Crude Oil to Seller at Seller’s sole cost and expense;

(ii)	refuse to accept delivery of all or any part of the Quantity of Crude Oil without relieving Seller of its obligations to indemnify and hold harmless Buyer with respect to any Crude Oil accepted prior to such approval; and

(iii)	hold the proceeds of the sale of the Quantity of Crude Oil without interest until a performance bond or other specific indemnity or security satisfactory to Buyer has been furnished or the Non-Compliance has been fully remedied.

Notwithstanding and without limiting the foregoing, if the Default by Seller is a breach of Section 1(c)(v) or any failure by Seller to deliver the Quantity in accordance with this Agreement, Seller shall be required to pay Buyer, within five business days of receiving a statement therefore from Buyer, as determined by Buyer acting reasonably, an amount equal to the product of: (A) the positive difference between a commercially reasonable sales price for the Crude Oil (including commercially reasonable transportation costs) and the Purchase Price; and (B) the Quantity of Crude Oil that Seller failed to sell and deliver to Buyer.

(g)	carrier penalties: If Buyer incurs a non-performance penalty to its Carrier (“Penalty”) due to Seller’s failure to deliver any confirmed quantity of Crude Oil, Seller shall be liable for and indemnify and save Buyer harmless from the Penalty and shall pay Buyer the amount of such Penalty within five business days of receiving a statement therefor from Buyer. If the Penalty is due to the failure of more than one seller (including Seller) to the Buyer, Seller shall be responsible for only its proportionate share of such Penalty.

(h)	force majeure: In this Agreement “Force Majeure” means any event beyond the reasonable control of the party claiming same, including those events affecting upstream production facilities and downstream carriers, but excludes:

(i)	events to the extent they are caused or continued by the claiming party’s negligence, lack of commercially reasonable due diligence or lack of financial capability;

(ii)	the availability of a more attractive market or purchaser; or

(iii)	inefficiencies or poor economics related to bitumen or Crude Oil production operations.

If a party fails to perform any obligation under this Agreement (other than an obligation to pay money), to the extent such failure was due to Force Majeure, such party will be relieved from all liability to the other in respect of such failure, there will be no obligation on the parties to make-up any quantity of Crude Oil not delivered or accepted as a result of the Force Majeure and each party will be liable for its own resultant losses and costs. The party seeking to rely upon Force Majeure must, as soon as practical (A) give notice of the event with reasonable detail and expected duration and its obligations that are affected thereby; (B) use all reasonable efforts to remedy the event and; (C) give notice when the event has been remedied, and failure to do any of the foregoing shall prevent the claiming party from relying upon Force Majeure to the extent of such failure.

2.	PAYMENT:

(a)	invoicing/payment: Buyer shall invoice Seller within 10 days after each month of the Term and Buyer shall pay the amount owing to Seller by the 25th day of the month following the month of Crude Oil delivery. If payment is due on a non-business day that is a Sunday or Monday, payment shall be due on the next immediately following business day; otherwise payments due on non-business days are due on the immediately preceding business day. Payment may be made by cheque delivered to the Seller’s address specified in the Confirmation, by industry cheque exchange or by wire or electronic funds transfer as may be designated by the Seller from time to time. Unless otherwise specified in the Confirmation, all payments are to be in immediately accessible and available funds in the currency of the Purchase Price. If the Buyer, under this or any other agreement, or an affiliate thereof under any other agreement, is owed money by Seller or an affiliate thereof under this or any other agreement, Buyer may aggregate and net such amounts with the amounts owing hereunder by Buyer to Seller so as to discharge such obligations to the extent of such effective netting and the party owing an amount after such netting shall pay such amount.

(b)	late payment: Amounts due and not paid when required may, at the owed party’s discretion, bear interest at the National Bank of Canada, Calgary Main Branch prime annual lending rate for Canadian dollar commercial loans plus 2% until all principal plus accrued interest is paid.

(c)	taxes: The Purchase Price is exclusive of all taxes including the goods and services tax or harmonized sales tax imposed pursuant to the Excise Tax Act (Canada) or any similar or replacement value added or sales or use tax enacted under successor legislation, or any provincial sales tax imposed by a Province of Canada (collectively “GST”). If GST is imposed under applicable laws on the Purchase Price or the sale, delivery or use of the Crude Oil, Buyer shall pay such tax, and the parties agree to collect and remit such tax in accordance with the applicable law. Seller shall pay or cause to be paid all taxes, fees, levies, penalties, licenses, interest or charges imposed by any government authority (“Taxes”) on or with respect to the Crude Oil prior to the Delivery Point. Buyer shall pay or cause to be paid all Taxes on or with respect to the Crude Oil at the Delivery Point and all Taxes after the Delivery Point. If a party is required to remit or pay Taxes that are the other party’s responsibility under this Agreement, the party responsible for such Taxes shall promptly reimburse the other party for such Taxes. Any party entitled to an exemption from any such Taxes or charges shall furnish the other party any necessary documentation.

3.	ADEQUATE ASSURANCE:

If, in the reasonable opinion of a Party (the “Demanding Party”), the ability of the other party to make any payment or perform any obligation under this Agreement is or becomes impaired or if the Demanding Party has reasonable grounds for insecurity regarding the payment or performance of any obligation under this Agreement by the other party, the Demanding Party may, without prejudice to any of its other remedies, require the other party to provide security to the Demanding Party to secure such payment or performance or both. If the other party fails to provide such security to the Demanding Party within five business days of the Demanding Party’s written demand therefor, such failure shall constitute an Event of Default of the other party for the purposes of this Agreement. As used herein, “security” shall mean a letter of credit, or a mutually agreed upon alternative security, in a form and amount reasonably acceptable to the Demanding Party

4.	DEFAULT:

In addition to those noted in Section 1(f) and Section 3, the following constitute defaults (to the extent not caused by the other party’s prior default) under this Agreement (each an “Event of Default”):

(a)	if a party fails to make, when due, any payment required under this Agreement or any other agreement between the parties or their respective affiliates and such is not remedied within 2 business days after notice is given by the Non-Defaulting Party;

(b)	if a party breaches any other provision of this Agreement (other than as noted in Sections 4(a)) or any other agreement between the parties or their affiliates or there exists an event of default occasioned by such party under any other agreement between the parties or their affiliates and, in the case of breach, such breach is not remedied within 3 business days after notice is given by the Non-Defaulting Party;

(c)	if a party fails to provide security as and when required in Section 3;

(d)	if any representation or warranty made by a party hereunder shall prove to be or has become false or misleading in any material respect; or

(e)	if a party becomes bankrupt or insolvent (however evidenced) or is the subject of any reorganization, moratorium, receivership, liquidation, winding-up or other similar proceeding under any bankruptcy, insolvency or similar laws affecting creditor rights.

Should such an Event of Default occur in respect to a party (the “Defaulting Party”), in addition to those rights noted in Section 1(f) and Section 3 and without limiting any other rights that may be available, the party that is not subject to the Event of Default (the “Non Defaulting Party”) may, without further demand or notice to the Defaulting Party and at its sole discretion:

(f)	suspend delivery or acceptance of Crude Oil or payment for Crude Oil already delivered, as applicable;

(g)	realize upon any security held;

(h)	set off amounts payable by the Non-Defaulting Party to the Defaulting Party against any amounts owed or owing by the Defaulting Party or its affiliates under this or any other agreement (whether or not yet due);

(i)	if the Event of Default has not been cured within fifteen (15) business days of being notified of such Event of Default by the Non-Defaulting Party, designate by notice to the Defaulting Party a date as an early termination date (the “Early Termination Date”) for the termination and liquidation of the Confirmation under the Agreement (each a “Terminated Transaction”), in which case the Terminated Transaction will be settled in the manner contemplated by Section 5 below and this Agreement (and the Confirmation) shall terminate on the Early Termination Date; or

(j)	exercise any combination of these rights and/or any other rights or remedies under applicable law.

The Non-Defaulting Party shall apply the proceeds of any such exercise of rights against the obligations owed hereunder free from any claim of the Defaulting Party.

Notwithstanding anything else in this Agreement, no party shall be liable to the other for loss of prospective profit, incidental, special, consequential or indirect damages, except as set forth in Section 1(f) and Section 5.

5.	SETTLEMENT OF A TERMINATED TRANSACTION:

In the circumstances of a Terminated Transaction, the Non-Defaulting Party shall determine, in good faith and in a commercially reasonable manner as of the Early Termination Date:

(a)	the amount owed (whether or not then due) by each party with respect to all Crude Oil delivered and received between the parties under Terminated Transactions on and before the Early Termination Date for which payment has not yet been made by the party that owes such payment under this Agreement (the “Unpaid Amounts”); and

(b)	the Liquidated Amount of any Terminated Transactions for the time period following the Early Termination Date.

The Liquidated Amount shall be due to Buyer if the Market Value for the Terminated Transaction exceeds the Contract Value for such Terminated Transaction and shall be due to Seller if the opposite is the case.

As soon as reasonably practicable, the Non-Defaulting Party shall provide the Defaulting Party with a statement, showing in reasonable detail the calculation of the Unpaid Amounts and all Liquidated Amounts as determined, and netting all amounts due between the parties into a single payment amount (the “Final Settlement Amount”), provided that any amounts not then due shall be discounted to present value. The party with the payment obligation will pay to the other party the Final Settlement Amount within twenty (20) business days after the statement is delivered to the Defaulting Party. The parties’ rights under this Section 5 shall be in addition to, and not in limitation or exclusion of, any other rights which the parties may have in this Agreement, in equity, at law or otherwise.

For the purposes of this Section 5, the following terms have the following meanings:

The “Liquidated Amount” for each Terminated Transaction is an amount equal to the difference between the Market Value and the Contract Value of that Terminated Transaction, and where appropriate, discounted to present value using commonly accepted calculation methods based on the period between the date on which the amounts would have been due under the Terminated Transaction and the date the Liquidated Amount is paid to Buyer or Seller, as appropriate;

“Contract Value” means the number of Crude Oil barrels remaining (or reasonably expected) to be delivered and purchased under a Terminated Transaction, multiplied by the Purchase Price; and

“Market Value” means the number of Crude Oil barrels remaining (or reasonably expected) to be delivered and purchased under a Terminated Transaction, multiplied by the market price at Edmonton, Alberta for products similar to the Crude Oil used in arm’s-length transactions with substantially similar terms and conditions as this Agreement, as determined by the Non-Defaulting Party in a commercially reasonable manner. To ascertain the Market Value, the Non-Defaulting Party may consider, among other valuations, any or all published settlement prices, quotations from leading dealers in commodity trading markets, similar sales or purchases and any other bona fide third-party offers, all adjusted for the length of the term and differences in transportation and logistics costs. A party shall not be required to enter into a replacement transaction(s) in order to determine the Market Value. Any extension(s) of or options to extend the term of a transaction to which parties are not bound as of the Early Termination Date shall not be considered in determining the Contract Values and Market Values.

6.	MISCELLANEOUS:

(a)	A waiver by a party of one or more obligations of the other shall be effective only if in writing and signed by the waiving party and no waiver shall waive any other obligations, whether of a like or different nature.

(b)	This Agreement represents the entire Agreement between the parties regarding the transaction contemplated in the Confirmation and may be amended or superseded only by written agreement signed by both parties. In the event of a conflict or inconsistency between the Confirmation and these General Terms, the Confirmation shall govern and prevail.

(c)	Time is of the essence in this Agreement.

(d)	Headings are for convenience only and shall not affect the interpretation hereof.

(e)	Neither party may assign this Agreement without the written consent (not to be unreasonably withheld) of the other party.

(f)	The parties shall preserve as confidential the terms of this Agreement and disclose same only to its employees who have a need to know or as may be required by applicable law.

(g)	All notices and other communications may be given by personal delivery or facsimile delivery to the addresses or facsimile numbers of the parties noted in the Confirmation. If delivery occurs on a non-local business day or after 5:00 p.m. on a local business day, delivery shall be deemed to have occurred on the next following local business day. Timing of facsimile deliveries shall be evidenced by the confirmation of transmission by the facsimile machine of the sending party. Either party may change its notice or method of payment information by providing 10 business days prior written notice to the other.

(h)	If any amount must be converted into another currency in order to calculate an amount owing hereunder, the party making the conversion must use the indicative daily average exchange rates published by the Bank of Canada for the calendar month immediately preceding the date of the relevant calculation.

(i)	Termination of this Agreement shall not affect or prejudice any of the rights of the party’s accruing prior to such termination.

(j)	This Agreement and all matters related to this Agreement shall be interpreted in accordance with the laws in effect in Alberta and the venue for any judicial action shall be Calgary, Alberta.

(k)	Terms that are expressly defined in the Confirmation shall have the same meanings when used in these General Terms.

(l)	Terms used herein and having a generally accepted meaning in the oil and gas industry in Western Canada shall have such meaning herein.

(m)	This agreement constitutes an “eligible financial contract” under and in all proceedings related to the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-up and Restructuring Act (Canada), as the same may be amended, restated, replaced or re-enacted from time to time, and will be treated similarly under and in all proceedings related to any bankruptcy, insolvency or similar law (regardless of the jurisdiction of application or competence of such law) or any ruling, order, directive or pronouncement made pursuant thereto.

* END OF GENERAL TERMS *

Exhibit 1